EXHIBIT 5.1
WHITE WHITE & VAN ETTEN LLP
55 Cambridge Parkway
Cambridge, MA 02142
December 21, 2005
Novavax, Inc.
508 Lapp Road
Malvern, PA 19355
Ladies and Gentlemen:
     This opinion is delivered in our capacity as counsel to Novavax, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which relates to the sale from time to time of an indeterminate number of (i) shares of common stock, $0.01 par value per share (“Common Stock”), (ii) shares of preferred stock, $0.01 per share (“Preferred Stock”), (iii) warrants to purchase shares of Common Stock and/or Preferred Stock (“Warrants”), or any combination of Common Stock, Preferred Stock or Warrants (collectively, the “Securities”) of the Company, sold as units or otherwise, having a maximum aggregate offering price of $100 million. The Registration Statement provides that the Securities may be offered from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, separately or together, in separate series or classes, in amounts, at prices, and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.
     In connection with this opinion, we have examined the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and on file with the Delaware Secretary of State, the Amended and Restated By-laws of the Company, as amended to the date hereof, and such records of corporate proceedings of the Company and other documents and instruments as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.
     In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the legal capacity of each individual executing any document. We have also assumed and not verified that the information contained in all documents reviewed by us is true and correct.
     The opinions expressed herein are limited to matters governed by the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts and the Delaware General Corporation Law. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the Commonwealth of Massachusetts.
     Based upon the foregoing, we are of the opinion that (1) when the Securities are specifically and duly authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (2) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution, and (3) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable and the Warrants will be binding obligations of the Company.
     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities. In rendering the foregoing opinions, we have also assumed that (i) the Registration Statement will have become effective under the

Securities Act, a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, and such Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) if applicable, a definitive purchase, underwriting or similar agreement with respect to such Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Securities will be duly authorized by all necessary corporate action by the Company and any agreement pursuant to which such Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; and (iv) the Company has reserved a sufficient number of shares of its duly authorized but unissued Common Stock and Preferred Stock as is necessary to provide for the issuance of the shares of Common Stock and Preferred Stock pursuant to the Registration Statement.
     This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ WHITE WHITE & VAN ETTEN LLP